EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Edward J. Cooney
             Chief Executive Officer
                                                            Telephone:                                         (678) 742-9990

AFFINITY BANCSHARES, INC.
ANNOUNCES COMPLETION OF STOCK OFFERING
AND RELATED CONVERSION

Covington, Georgia, January 20, 2021 — Affinity Bancshares, Inc. (the “Company”) announced today that Community First Bancshares, MHC (the “MHC”) has completed its conversion from the mutual holding company to the stock holding company form of organization (the “Conversion”), and the Company has completed its related stock offering.  As a result of the closing of the Conversion, the Company is now the holding company of Newton Federal Bank (the “Bank”), which has changed its name to Affinity Bank. The MHC and the Bank’s previous mid-tier holding company, Community First Bancshares, Inc. (“Community First”), ceased to exist effective upon the closing of the Conversion.

The results of the stock offering were previously reported in Community First’s press release dated January 18, 2021.  Approximately 6,875,643 shares of Company common stock are outstanding as a result of the Conversion, before taking into account adjustments for fractional shares.

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “AFBI” beginning on January 21, 2021.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to purchasers promptly following the closing.  Persons wishing to confirm their orders may contact the Stock Information Center at (678) 729-9788.

Performance Trust Capital Partners, LLC acted as marketing agent for the Company in connection with the offering. Luse Gorman, PC acted as legal counsel to the Company in connection with the Conversion and offering. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Performance Trust Capital Partners, LLC in connection with the offering.

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.
About Affinity Bancshares, Inc.
The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, now named Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, a loan production office in Braselton, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.